Exhibit 99.6

SIMCOE LLC

(A Delaware Limited Liability Company)

CONDENSED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)
AS OF JUNE 30, 2025 and DECEMBER 31, 2024

(dollars in thousands)

	June 30, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$24,950	$18,630
Accounts receivable	52,332	49,345
Accounts receivable – related party	230	—
Inventories	24,171	25,305
Prepaids and other current assets	14,016	13,988
Total current assets	115,699	107,268

Property, Plant and Equipment:
Oil and natural gas properties, successful efforts method	813,123	811,600
Other property and equipment	14,367	12,895
Total property, plant and equipment	827,490	824,495
Less: accumulated depreciation, depletion and amortization	(324,379)	(287,386)
Property, plant and equipment, net	503,111	537,109

Intangible assets, net	7,949	8,671
Other non-current assets	4,297	9,080
Total Assets	$631,056	$662,128

LIABILITIES AND MEMBER’S CAPITAL

Current Liabilities:
Accounts payable and accrued liabilities	$51,265	$71,802
Accrued liabilities – related party	23,550	20,242
Short-term debt, net	38,273	48,651
Derivative liability	526	—
Other current liabilities	2,134	5,595
Total current liabilities	115,748	146,290

Long-term debt, net	123,819	114,589
Asset retirement obligations	100,937	98,339
Derivative instrument - non-current liability	2,109	—
Gas off-take liability	88,385	98,851
Other non-current liabilities	12,048	21,105
Total liabilities	443,046	479,174

Commitments and Contingencies (Note 12)

Member’s Capital:
Member’s capital	188,231	182,687
Other comprehensive income (loss)	(221)	267
Total member’s capital	188,010	182,954
Total Liabilities and Member’s Capital	$631,056	$662,128

The accompanying notes are an integral part of these condensed financial statements.

SIMCOE LLC

(A Delaware Limited Liability Company)

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

(dollars in thousands)

	Six Months Ended June 30,
	2025	2024
Revenues:
Oil, gas and plant products	$120,219	$116,098
Midstream revenues	6,976	9,098
Gas off-take agreement amortization	10,466	11,830
Saltwater disposal revenues	220	181
Rental revenue	87	—
Other revenues	202	2,653
Total revenues	138,170	139,860

Operating expenses:
Lease operating expenses	42,482	46,864
Workover	6,647	5,670
Severance and ad valorem taxes	10,100	11,515
Gathering, transportation and marketing	21,394	28,405
General and administrative expenses	2,097	2,769
General and administrative expenses – related party	10,362	8,726
Accretion expense	2,674	2,794
Depreciation, depletion and amortization	37,715	27,753
Gain on sale/transfer of assets	—	(24)
Total operating expenses	133,471	134,472

Operating income	4,699	5,388

Other income (expense):
Interest expense	(5,688)	(6,251)
Foreign currency gain	27	8
Loss on derivatives, net	(494)	(5,729)
Total other expense	(6,155)	(11,972)

Net loss	(1,456)	(6,584)

Other comprehensive income (loss):
Income (loss) on foreign currency cash flow hedge	(488)	364
Comprehensive loss	$(1,944)	$(6,220)

The accompanying notes are an integral part of these condensed financial statements.

SIMCOE LLC

(A Delaware Limited Liability Company)

CONDENSED STATEMENTS OF CHANGES IN MEMBER’S CAPITAL (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

(dollars in thousands)

	Member’s Capital	Accumulated Other Comprehensive Income (Loss)	Total Member’s Capital
Balance – December 31, 2023	$162,031	$(1,031)	$161,000
Contributions	18,888	—	18,888
Net loss	(6,584)	—	(6,584)
Other comprehensive income	—	364	364
Balance – June 30, 2024	$174,335	$(667)	$173,668

Balance – December 31, 2024	$182,687	$267	$182,954
Contributions	7,000	—	7,000
Net loss	(1,456)	—	(1,456)
Other comprehensive loss	—	(488)	(488)
Balance – June 30, 2025	$188,231	$(221)	$188,010

The accompanying notes are an integral part of these condensed financial statements.

SIMCOE LLC

(A Delaware Limited Liability Company)

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2025 AND 2024

(dollars in thousands)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(1,456)	$(6,584)
Adjustments to reconcile net loss to net cash provided by operating activities:
Accretion expense	2,674	2,794
Depreciation, depletion and amortization	36,992	27,030
Amortization of debt issuance costs, discount and premium	313	313
Cash paid for ARO settlement	—	(132)
(Gain) loss on asset retirement obligation	(76)	97
Amortization of BP gas offtake agreement	(10,466)	(11,830)
Amortization of Indian tribe ROW intangible asset	723	723
Unrealized gain (loss) on derivatives	2,635	(3,830)
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	(18,937)	(9,842)
Accrued liabilities – related party	3,308	5,694
Accounts receivable	(2,988)	11,582
Accounts receivable - related party	(230)	—
Prepaids and other current assets	(26)	(323)
Inventories	1,133	(670)
Other non-current assets	4,783	276
Other current liabilities	(4)	473
Other non-current liabilities	(423)	(890)
Net cash provided by operating activities	17,955	14,881

Cash flows from investing activities:
Additions to oil and natural gas properties	(3,123)	(6,320)
Additions to other property, plant and equipment	(1,472)	(3,577)
Net cash used in investing activities	(4,595)	(9,897)

Cash flows from financing activities:
Contributions – related parties	7,000	18,888
Payment of long-term debt	(14,040)	(19,500)
Net cash used in financing activities	(7,040)	(612)

Increase in cash, cash equivalents and restricted cash	6,320	4,372
Cash, cash equivalents and restricted cash – beginning of period	18,630	14,550
Cash, cash equivalents and restricted cash – end of period	$24,950	$18,922

The accompanying notes are an integral part of these condensed financial statements.

SIMCOE LLC

(A Delaware Limited Liability Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2025 AND DECEMBER 31, 2024 AND FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2024

1.	ORGANIZATION AND BUSINESS

SIMCOE LLC (“SIMCOE” or the “Company”) was formed in the state of Delaware on October 21, 2019. SIMCOE is an oil and natural gas exploration and production company primarily involved in the acquisition, exploration, development, and operation of oil and natural gas leasehold interests.

The Company’s asset base is comprised primarily of approximately 563,000 net acres acquired on February 28, 2020, from an unrelated third party for $640 million exclusive of usual and customary post close purchase price adjustments. There are approximately 9,400 wellbores of which 39% are operated with average working interest of 73% and overall, 42% in the entire field. The proved value is in San Juan, Rio Arriba and La Plata counties in the San Juan Basin in New Mexico and Colorado. The Company conducts all its activities in the United States of America.

SIMCOE has a management service agreement (“MSA”) with IKAV Energy Inc. (“IKAV”). Through the MSA, IKAV oversees the operations of SIMCOE and provides all general management services reasonably required in day-to-day activities of the Company. SIMCOE also has a service agreement with IKAV General Partner S.a.r.l (“IKAV GP”). Through the agreement, IKAV GP provides consulting and various other services to SIMCOE.

Going Concern

The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and the satisfaction of liabilities in the normal course of business. The condensed financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.

Natural gas prices are determined by many factors that are outside of the Company’s control. Historically, these prices have been volatile, and the Company expects them to remain volatile. During 2023, prices for natural gas declined precipitously, and prices remained low through 2024. Continued depression of prices could have a material adverse effect on SIMCOE’s liquidity. Continued volatility or further declines in prices could also have a significant adverse impact on the value and quantities of reserves.

As discussed in NOTE 6 – Debt, the Company’s long-term debt provides for certain covenants measured quarterly. As of March 31, 2024, the Company failed to meet the minimum EBITDAX to Scheduled Debt Service Ratio test. Based on current forward commodity prices, the minimum EBITDAX to Scheduled Debt Service Ratio was below the level prescribed in the credit agreements, and therefore SIMCOE was not in compliance with this covenant during 2024. Furthermore, as of September 2, 2025, the Company has not made its scheduled Tranche 2 principal payments, which were due on April 22, 2024, due to a continuing working capital deficit. Noncompliance with its covenant and failure to make a scheduled principal payment are both events of default and could result in the acceleration of all the Company’s indebtedness under the credit agreements. If the lenders under the credit agreements were to accelerate the loans outstanding thereunder, the Company would not have sufficient liquidity to repay the amounts due under the credit agreements.

On July 31, 2024, the Company received a waiver from its lenders which waived the failure to make the Tranche 2 principal payment and to achieve the EBITDAX to Scheduled Debt Service Ratio covenant. This waiver was in effect until August 1, 2025. On July 31, 2025, the Company received an additional waiver from its lenders which waives the failure to make the Tranche 2 principal payment, delayed quarterly reporting to lenders, and waives the EBITDAX to Scheduled Debt Service Ratio covenant through October 31, 2026, or until an amendment is put in place.

During 2025, the Company’s Management observed improvements in market conditions, notably the increase in natural gas prices, and the forecasted 2025 natural gas prices have positively impacted the Company’s revenue and financial liquidity.

Considering the waiver obtained in July 2025, along with improving market conditions and increase in forecasted natural gas prices, the Company’s management has concluded that the Company will meet its financial obligations as they come due twelve months from the condensed financial statements issuance date.

2.	SIGNIFICANT ACCOUNTING POLICIES

Risks and Uncertainties — The Company’s revenue, profitability and future growth are substantially dependent upon the oil and natural gas sector, which is dependent upon numerous factors beyond its control, such as economic and regulatory developments and competition from other energy sources. The energy markets have historically been volatile, and there can be no assurance that unhedged commodity prices for oil, natural gas liquids (“NGL”) and natural gas will not be subject to wide fluctuations in the future.

Basis of Presentation — The condensed financial statements have been prepared on the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”). These condensed financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2024, as included in the Company’s annual financial statements. Results for interim periods are not necessarily indicative of results to be expected for the full year ending December 31, 2025. In the opinion of management, all adjustments, consisting primarily of normal recurring accruals that are considered necessary for a fair statement of the financial information, have been included. In the Notes to Condensed Financial Statements, all dollar amounts in tabulations are in thousands of dollars, unless otherwise indicated.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make various assumptions, judgments and estimates to determine the reported amounts of assets, liabilities, revenue, and expenses, and in the disclosures of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur because of the passage of time and the occurrence of future events. Accordingly, actual results could differ from amounts previously established.

Estimates regarding the condensed financial statements include proved oil, NGL and gas reserve volumes and the related present value of estimated future net cash flows used in the impairment test applied to capitalized oil and natural gas properties, asset retirement obligations, valuation of acquisition and derivative assets and liabilities, depreciation, depletion, and amortization, accrued liabilities, revenue, and related receivables.

Inventories — Inventories are stated at the lower of cost or net realizable value. Inventories are assessed periodically for obsolescence. Valuation allowances for inventories are recorded as reductions to the carrying values of inventories included in the Company’s Condensed Statements of Financial Position and as charges in other expense in the Condensed Statements of Operations and Comprehensive Income (Loss).

The components of inventories are as follows:

	June 30, 2025	December 31, 2024
Pipe	$12,277	$14,715
Materials and other	11,894	10,590
Total inventories	$24,171	$25,305

Accounting Policies — Refer to the Company’s annual financial statements for a discussion of the Company’s accounting policies, as updated below, and for recently adopted accounting standards.

Recently Issued Accounting Pronouncements — The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”). ASUs not discussed below were assessed and determined to be either not applicable or are expected to have minimal impact on our condensed financial position or results of operations.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) – Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires that an entity, on an annual basis, disclose additional income tax information, primarily related to the rate reconciliation and income taxes paid. The amendment in the ASU is intended to enhance the transparency and decision usefulness of income tax disclosures. The ASU’s amendments are effective for annual periods beginning after December 15, 2024. The Company is currently evaluating the impact that adoption of ASU 2023-09 will have on its financial statements.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses (DISE) (“ASU 2024-03”) which requires disclosure of certain costs and expenses on an interim and annual basis in the notes to the financial statements. The guidance is effective for the first annual reporting period beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. The amendments in this update are to be applied on a prospective basis, with the option for retrospective application. Early adoption is permitted. Management is currently evaluating this ASU to determine its impact on the Company’s disclosures but does not believe the adoption of the update will impact the Company’s financial position, results of operations or liquidity.

With the exception of the new standards discussed above, there have been no recent accounting pronouncements or changes in accounting pronouncements during the six months ended June 30, 2025, as compared to the recent accounting pronouncements described in the Company’s annual financial statements as of and for the years ended December 31, 2024, that are of significance or potential significance to the Company.

Subsequent Events — The Company evaluated subsequent events through September 2, 2025, the date that the condensed financial statements were issued.

On July 10, 2025, VEPU Inc. (“VEPU”) entered into a definitive agreement to sell SIMCOE’s San Juan assets to Mach Natural Resources LP (“Mach”). The effective date of the transaction is April 1, 2025, and is expected to close late in the third quarter of 2025. Mach announced the acquisition in combination with other San Juan assets for a total deal value of approximately $787 million of which SIMCOE represents not less than 65%. The final transaction value is subject to a number of purchase price adjustments which will be calculated at close.

3.	PROPERTY, PLANT AND EQUIPMENT

As of June 30, 2025 and December 31, 2024, the Company’s property, plant and equipment consisted of the following:

	June 30, 2025	December 31, 2024
Proved properties	$813,123	$811,600
Accumulated depreciation, depletion and amortization	(319,990)	(283,987)
Oil and natural gas properties, net	493,133	527,613

Other property and equipment	14,367	12,895
Accumulated depreciation and amortization	(4,389)	(3,399)
Other property and equipment, net	9,978	9,496

Total property, plant and equipment, net	$503,111	$537,109

Depreciation, depletion and amortization relating to oil and natural gas properties for the six months ended June 30, 2025 and 2024 were $36.0 million and $25.9 million, respectively. Depreciation, depletion and amortization relating to other property and equipment for the six months ended June 30, 2025 and 2024 were $1.0 million and $1.1 million, respectively.

4.	COMMODITY DERIVATIVE INSTRUMENTS

The Company’s business activities expose it to risks associated with changes in the market price of oil, natural gas, and NGLs. As such, future earnings are subject to change due to changes in the market price of oil and natural gas. The Company uses derivatives to reduce its risk of changes in the prices of oil and natural gas.

The Company uses commodity derivative instruments known as fixed price swaps to realize a known price for a specific volume of production. All transactions are settled in cash with one party paying the other for the net difference in the agreed upon published third party index price and the swap fixed price, multiplied by the contract volume.

During the six months ended June 30, 2025, the Company entered into a new fixed price gas swap contract. Under fixed price swap contracts, the Company receives a fixed price for the contract and pays a floating market price to the counterparty over a specified period for a contracted volume. The fixed-price payment and the floating-price payment are netted, resulting in a net amount due to or from the counterparty. Natural gas derivative contracts are indexed and settled based on El Paso San Juan pricing.

As of June 30, 2025, the Company had entered into natural gas contracts with the following terms:

		Weighted
		Average
	Hedged	Fixed
Period Covered	Volume	Price
Natural gas – El Paso San Juan (MMBTU):
Swaps - 2025	6,011,000	$2.985
Swaps - 2026	5,517,000	$3.123

As of December 31, 2024, the Company had no outstanding commodity contracts on its Condensed Statements of Financial Position.

The amount of realized and unrealized gain (loss) for derivative instruments not designated as hedges for accounting purposes recognized in ‘Gain (loss) on derivatives, net’ in the Condensed Statements of Operations and Comprehensive Income (Loss) was as follows for the six months ended June 30, 2025 and 2024:

	Six Months Ended June 30,
	2025	2024
Realized loss on plant products positions	$2,141	$(9,559)
Unrealized gain (loss) on plant products positions	(2,635)	3,830
Total loss on derivatives	$(494)	$(5,729)

The Company has entered into a master netting arrangement with its counterparty. The amounts above are presented on a net basis in the Condensed Statements of Financial Position when such amounts are with the same counterparty. In addition, the Company has recorded accounts payable and receivable balances related to its settled derivatives that are subject to its master netting arrangements. These amounts are not included in the above table; however, under its master netting agreements, the Company has the right to offset these positions against its forward exposure related to outstanding derivatives.

Credit Risk

All the Company’s derivative transactions have been carried out in the over-the-counter (“OTC”) market. The use of derivative instruments involves the risk that either counterparty may be unable to meet the financial terms of the transactions. The Company monitors the creditworthiness of each of its counterparties and assesses the possibility of whether each counterparty to the derivative contract would default by failing to make any contractually required payments as scheduled in the derivative instrument in determining the fair value. The derivative transactions are placed with major financial institutions with an external investment grade rating and therefore presents minimal credit risks to the Company.

5.	FAIR VALUE MEASUREMENT

The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets or liabilities. Level 2 refers to fair values determined based on quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration. Level 3 refers to fair values determined based on our own assumptions used to measure assets and liabilities at fair value.

As of December 31, 2024, there were no outstanding derivatives held by the Company. During the six months ended June 30, 2025, the Company entered into new commodity derivatives.

The following table presents the fair value hierarchy table for the Company’s assets and liabilities that are required to be measured at fair value on a recurring basis as of June 30, 2025:

		Fair Value Measurements
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
As of June 30, 2025:
Liabilities:
Natural gas derivatives	$2,635	$—	$2,635	$—

The Company’s derivatives consist of OTC contracts which are not traded on a public exchange. As the fair value of these derivatives is based on a third-party industry-standard pricing model that uses contract terms, prices, assumption, and inputs that are substantially observable in active markets throughout the full term of the instruments including forward oil and gas price curves, discount rates and volatility factors, the Company has categorized these derivatives as Level 2. There were no changes in valuation techniques or related inputs in 2025. Furthermore, fair values are adjusted to reflect the credit risk inherent in the transactions, which may include amounts to reflect counterparty credit quality and/or the effect of our own creditworthiness. These assumed credit risk adjustments are based on published credit ratings, public bond yield spreads and credit default swap spreads.

Nonrecurring basis

The fair value measurement of assets acquired, and liabilities assumed are measured on a nonrecurring basis on the acquisition date using an income valuation technique based on inputs that are not observable in the market and therefore represent Level 3 inputs. Significant inputs to the valuation of acquired oil and gas properties include estimates of: (i) reserves; (ii) production rates; (iii) future operating and development costs; (iv) future commodity process, including price differentials; (v) future cash flows; and (vi) a market participant-based weighted average cost of capital rate. These inputs require significant judgments and estimates by the Company’s management at the time of the valuation.

The initial measurement of asset retirement obligations (“AROs”) at fair value is calculated using discounted cash flow techniques and is based on internal estimates of future retirement costs associated with property, plant, and equipment. Significant Level 3 inputs used in the calculation of ARO include plugging costs and reserves lives.

Inventory, which consists of materials held for use in the development and production of oil and natural gas are carried at lower of cost and net realizable value with adjustments made as appropriate to recognize any reduction in value.

6.	DEBT

On February 28, 2020, the Company entered into two long-term debt agreements in an aggregate principal amount of €237.6 million EUR denominated (“Tranche 1”) and $130 million USD denominated (“Tranche 2”), bearing interest at 3.16% and 8.54%, respectively. Tranche 1 was issued at a price of 100.66% of par, resulting in a premium of $1.7 million. Fees of $7.9 million were capitalized as deferred financing costs. The premium and fees are amortized over the term of the long-term debt on a straight-line basis.

The most restrictive covenant associated with the Tranche 1 and Tranche 2 credit agreements include a minimum EBITDAX to Scheduled Debt Service Ratio test of 1.50:1.00.

As of March 31, 2024, the Company failed to meet the minimum EBITDAX to Scheduled Debt Service Ratio test, and based on current forward commodity prices, the Company projects that it would likely have a minimum EBITDAX to Scheduled Debt Service Ratio below the level prescribed in the credit agreements. Therefore, SIMCOE was not in compliance with this covenant during 2024. Furthermore, the Company did not make its scheduled Tranche 2 principal payment on April 22, 2024, due to a working capital deficit. Noncompliance with its covenant and failure to make a scheduled principal payment are both events of default and could result in the acceleration of all the Company’s debt amortization schedule under the credit agreements. If the lenders under the credit agreements were to accelerate the loans outstanding thereunder, the Company would not have sufficient liquidity to repay the amounts due under the credit agreements. As of the date of issuance, the lenders have waived the defaults through October 31, 2026.

As of June 30, 2025, the Company had an outstanding balance of €83.2 million ($98.8 million) and $67.3 million on Tranche 1 and Tranche 2, respectively, of which €22.0 million ($25.0 million) on Tranche 1 and $12.5 million on Tranche 2 have been presented as current liabilities in the Condensed Statements of Financial Position. As of December 31, 2024, the Company had an outstanding balance of €95.8 million ($99.1 million) and $67.3 million on Tranche 1 and Tranche 2, respectively, of which €23.6 million ($24.5 million) on Tranche 1 and $24.2 million on Tranche 2 have been presented as current liabilities in the Condensed Statements of Financial Position. As of June 30, 2025 and December 31, 2024, the deferred financing costs had balances of $3.7 million and $4.1 million, respectively. The unamortized balances of the premium were $0.8 million and $0.9 million as of June 30, 2025 and December 31, 2024, respectively.

Cash Flow Hedge

The Company is required to make quarterly payments of an aggregate principal amount beginning July 20, 2020, as defined in the debt service payment schedules of the respective debt agreements. To avoid the exposure of foreign exchange (“FX”) fluctuations on Tranche 1, the Company entered into a foreign exchange hedge agreement through which the exchange rate of EUR was fixed for future payments which includes both interest and principal. The foreign exchange hedge agreement qualifies for hedge accounting and has been designated as a cash flow hedge, for which the effective portion of the loss is reported as a component of accumulated other comprehensive income and reclassified into earnings during which the hedged transactions affect earnings. The Company’s cash flow hedge position as of June 30, 2025, is as follows:

	Current	Long-Term	Total
Outstanding Tranche 1 Debt in EUR	€21,973	€61,237	€83,210
Outstanding Tranche 1 Debt in USD (per fixed FX rate)	$24,960	$73,840	$98,800
Fair value of Tranche 1 Debt	25,793	71,883	97,676
Difference in fair value and fixed FX rate	$833	$(1,957)	$(1,124)

	June 30, 2025	December 31, 2024	Location on the Condensed Financial Statements
Fair value of FX Hedge	$362	3,818	Other current liabilities – Condensed Statements of Financial Position
Fair value of FX Hedge	984	9,616	Other non-current liabilities – Condensed Statements of Financial Position

	Six Months Ended June 30,
	2025	2024
Gain (loss) recognized in OCI	$(12,578)	$3,884
Reclass OCI to FX gain (loss)	12,090	(3,520)
Income (loss) on FX cash flow hedge	$(488)	$364	Condensed Statements of Operations and Comprehensive Income (Loss) and AOCI – Condensed Statements of Financial Position

7.	ASSET RETIREMENT OBLIGATIONS

Changes in the ARO liability for the six months ended June 30, 2025 are as follows:

ARO liability at beginning of period	$98,339
Accretion expense	2,674
Retirements	(76)
ARO liability at end of period	$100,937

8.	RELATED PARTY TRANSACTIONS

SIMCOE has an MSA with IKAV through which IKAV oversees the day-to-day operations of SIMCOE and provides all general management services to the Company. This includes operating the assets as prescribed under the joint operating agreements, negotiating vendor, revenue and hedging contracts, keeping accounting records, and adherence to legal and regulatory compliance matters.

Pursuant to the MSA, IKAV submits an invoice relevant for each calendar quarter to the Company. The invoice is comprised of two charges: (1) MSA fee and (2) operating and general and administrative expenses (“O&A expenses”) allocation. For the six months ended June 30, 2025 and 2024, the Company incurred $4.7 million and $4.6 million, respectively, in MSA fees. For the six months ended June 30, 2025 and 2024, the Company incurred $14.0 million and $11.5 million, respectively, in O&A expenses due to IKAV. The Company was able to recover $8.3 million and $7.4 million of O&A expenses from our joint interest partners for the six months ended June 30, 2025 and June 30, 2024, respectively, due to COPAS rules which resulted in O&A expenses on a net basis of $5.7 million and $4.1 million for the six months ended June 30, 2025 and 2024. This allocation is calculated on the basis of gross revenue attributable to hydrocarbon production between SIMCOE and the other party to the agreement, SJ Investment Opps LLC. The agreement defines O&A expenses to include labor costs, costs and expenses for professional services, licensing and permitting fees and expenses, travel costs, capital expenditures, occupancy costs, including telephone, rent, office equipment and insurance costs, and other similar costs and expenses generally considered general and administrative expenses. As of June 30, 2025 and December 31, 2024, the Company owed IKAV $23.6 million and $20.2 million, respectively.

For the six months ended June 30, 2025 and 2024, the Company received equity contributions of $7.0 million and $18.9 million, respectively, from VEPU.

9.	ACCOUNTS RECEIVABLE

Accounts receivable as of June 30, 2025 and December 31, 2024 consist of the following:

	June 30, 2025	December 31, 2024
Accrued revenue	$38,015	$31,021
Joint interest billings	10,635	15,542
Midstream	3,398	2,276
Other	284	506
Total accounts receivable	$52,332	$49,345

The Company’s allowance for doubtful accounts was $1.0 million and $1.0 million, as of June 30, 2025 and December 31, 2024, respectively. The Company does not have any off-balance sheet credit exposure related to its customers.

10.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities as of June 30, 2025 and December 31, 2024 consist of the following:

	June 30, 2025	December 31, 2024
Accounts payable	$5,721	$10,418
Accrued liabilities:
Revenue payable and suspense	10,580	22,210
Severance and ad valorem tax	13,536	18,616
Lease operating expense	10,319	10,194
Accrued capital expenditures	1,170	2,770
Interest	1,905	2,037
Workover expense	2,539	1,143
General and administrative expense	5,495	4,414
Total accrued liabilities	45,544	61,384
Total accounts payable and accrued liabilities	$51,265	$71,802

11.	FOREIGN CURRENCY EXCHANGE GAIN/LOSS

The Company’s functional currency is USD, but it has Tranche 1 debt denominated in EUR of €83.2 million and €95.8 million as of June 30, 2025 and December 31, 2024, respectively. As of June 30, 2025, the Company remeasured this debt using the current exchange rate of 1.174 and recorded a foreign currency exchange loss of $12.6 million. As of June 30, 2024, the Company remeasured this debt using the current exchange rate of 1.072 and recorded a foreign currency exchange gain of $3.9 million. Exchange losses or gains are offset with the cash flow hedge the Company has in place related to Tranche 1 debt. See NOTE 6 – Debt for additional discussion.

12.	COMMITMENTS AND CONTINGENCIES

As is common within the industry, the Company has entered into various master service agreements related to the production from proved oil and gas properties. It is management’s belief that such commitments will be met without a material adverse effect on the financial position, results of operations or cash flows of the Company.

From time to time, the Company may be a plaintiff or defendant in a pending or threatened legal proceeding arising in the normal course of business. The Company has one open case with the Office of Natural Resources Revenue (“ONRR”). Please see NOTE 15 – ONRR Penalty and Interest for additional discussion. Outside this case, the Company is currently unaware of any other proceedings that, in the opinion of management, will individually or in the aggregate have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

The Company records environmental liabilities related to future costs on an undiscounted basis when environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. Environmental expenditures are expensed or capitalized, as appropriate, depending on their future economic benefit. Expenditures that relate to existing conditions caused by past operations, and that do not have future economic benefit, are expensed. Estimates are based on current available facts, existing technology and presently enacted laws and regulations considering the likely effects of inflation and estimated legal costs. These estimates are subject to revision in future periods based on actual costs or new circumstances. The Company evaluates recoveries from insurance coverage separately from liability and, when recovery is assured, it records an asset separately from the associated liability in the financial statements. The Company had no environmental liabilities as of June 30, 2025 and December 31, 2024.

13.	INTANGIBLE ASSETS

Southern Ute Indian Tribe

In 2020 the Company and the Southern Ute Indian Tribe (“Tribe”) agreed on a renewal of the right-of-away with the Tribe’s lands for the upcoming 10 years. The effective date of the agreement is January 1, 2021 and ending December 31, 2030. The Company recorded the new rights-of-way as an intangible asset and is amortized on a straight-line basis over the term of the agreement. The useful life of the Southern Ute Right of Work Agreement is based on the number of years in which the asset is expected to economically contribute to the business. For the six months ended June 30, 2025 and 2024, amortization expense was $0.7 million and $0.7 million, respectively.

SIMCOE’s intangible assets are comprised of right-of-way work agreement with Southern Ute Right. Gross intangible assets with accumulated amortization as of June 30, 2025 and December 31, 2024, are below:

	As of June 30, 2025
	Intangible Asset, Gross	Accumulated Amortization	Intangible Asset, Net
Southern Ute Right of Work Agreement	$14,452	$(6,503)	$7,949

	As of December 31, 2024
	Intangible Asset, Gross	Accumulated Amortization	Intangible Asset, Net
Southern Ute Right of Work Agreement	$14,452	$(5,781)	$8,671

Estimated future amortization expense related to the intangible assets as of June 30, 2025, is as follows:

2025
Year:
2025 remaining	$723
2026	1,445
2027	1,445
2028	1,445
2029	1,445
Thereafter	1,446
Total estimated future amortization expense	$7,949

BP Gas off-take agreement

Through acquisition of oil and gas assets, the Company entered into a gas purchase agreement, referred to as a gas off-take agreement, with an unrelated third party (credit rating of A- by S&P and A2 by Moody’s) which was valued at $206.1 million at acquisition and is recorded under other long-term liabilities in the Condensed Statements of Financial Position. The value of the gas off-take liability is amortized ratably throughout the term of the agreement. The balance of the gas off-take liability as of June 30, 2025 and December 31, 2024, was $88.4 million and $98.9 million, respectively. For the six months ended June 30, 2025 and 2024, amortization of $10.5 million and $11.8 million was recognized in the Condensed Statements of Operations and Comprehensive Income (Loss).

14.	SUPPLEMENTAL CASH FLOW INFORMATION

For the six months ended June 30, 2025 and 2024, the Company held no restricted cash.

Cash paid for interest for the six months ended June 30, 2025 and 2024 was $4.6 million and $5.0 million, respectively.

Noncash investing activities for the six months ended June 30, 2025 and 2024, include the following:

	Six Months Ended June 30,
	2025	2024
Accrued capital expenditures	$1,600	$2,556
Total noncash investing activities	$1,600	$2,556

15.	ONRR PENALTY AND INTEREST

In December 2021, the Company received a subpoena from the U.S. Department of the Interior (“DOI”) requesting information pertaining to royalties that had not been properly paid to the Office of Natural Resources Revenue (“ONRR”) with respect to one federal lease located in New Mexico. In September 2022, the Company received a Civil Investigative Demand issued from the U.S. Department of Justice (“DOJ”) requesting information pertaining to the Company’s reporting and payment of royalties on production of oil and gas from federal and tribal wells. Separately, the Company has received notices regarding reporting irregularities from ONRR, and the Company received interest invoices from ONRR for underpaid royalties related to periods prior to December 31, 2024, of $5.6 million, of which $2.2 million was recognized during the year ended December 31, 2024. The remaining amount of $3.4 million was related to periods prior to 2024. For the six months ended June 30, 2025, the Company recognized an additional $0.5 million in interest for underpaid royalties.

In June 2023, the Company settled a Failure to Correct Civil Penalty, resulting in a settlement payment of $0.3 million. Matters with the ONRR remain pending and the Company maintains an active and cooperative dialogue with the ONRR in an effort to resolve matters. Regarding the DOJ investigation, the Company is unaware of any lawsuit that has been filed. We are unable to determine the potential impact or to estimate with a reasonable degree of accuracy the amount or range of any potential loss.